Exhibit 99.1

Investor Relations:	Deborah Abraham
Director, Investor Relations
(212) 287-8289

FOR IMMEDIATE RELEASE

WARNACO REPORTS FOURTH QUARTER AND FISCAL 2005 RESULTS

NEW YORK – February 27, 2006 – The Warnaco Group, Inc. (NASDAQ: WRNC) today reported results for the fourth quarter and full year ended December 31, 2005.

During the fourth quarter of fiscal 2005:

•	Net revenues fell 3.2% to $362.5 million, from $374.4 million in the prior year period;

•	Gross profit margin increased 150 basis points to 35.0% of net revenues;

•	Net income declined to $9.4 million, or $0.20 per diluted share, from $16.2 million, or $0.35 per diluted share; and

•	The Company announced the acquisition of the Calvin Klein® Jeans and accessories businesses in Europe & Asia and the CK Calvin Klein "bridge" sportswear and accessories business in Europe (which was completed on January 31, 2006).

In fiscal 2005:

•	Net revenues rose 5.6% to $1.50 billion from $1.42 billion in fiscal 2004;

•	Gross profit margin increased 70 basis points to 33.9% of net revenues; and

•	Net income increased 22.4% to $52.1 million, or $1.11 per diluted share, from $42.5 million, or $0.93 million per diluted share, for fiscal 2004.

"Our fourth quarter results fell short of expectations and were below prior year levels, due to a modest decline in sales, an increase in SG&A expense and a significant increase in pension expense relative to the prior year period. On a positive note, however, the substantial improvement in gross profit margin reflects lower costs as a result of our recent sourcing initiatives, as well as reduced mark-downs from retailers (in particular related to our Warner's® brand), and an increase in higher margin international sales as a percentage of total business," said Joe Gromek, Warnaco's President and Chief Executive Officer. "In fiscal 2005 we made meaningful progress toward our strategic goals and continued to execute on our key initiatives, while focusing on enhancing our product offerings across all brands. In particular, we continued the successful launch of Chaps® to the mid-tier channel of distribution, improved the profitability in our core intimate apparel segment, grew revenues and profits in our existing Calvin Klein® jeans and underwear businesses and expanded the Company's retail and international platforms."

Mr. Gromek continued, "We also recently closed the acquisition of the Calvin Klein jeans businesses in Europe and Asia and CK Calvin Klein "bridge" sportswear business in Europe. This acquisition is consistent with our strategic focus of developing global lifestyle brands within our core competencies. We have combined under one roof the worldwide Calvin Klein jeans, underwear and swimwear businesses thereby enabling Warnaco to broaden its global reach, extend into new product categories and expand our retail business. We believe that this acquisition, combined with other recent actions taken, should position Warnaco for long-term growth."

"As we begin 2006, we remain optimistic about the opportunities to develop our portfolio of powerful brands worldwide. Our focus is to grow our international presence and maximize the expansion potential of our Calvin Klein jeans and underwear businesses in Europe and Asia, while continuing to improve our existing businesses both domestic and abroad. We believe that the investments we are making in our brands, talent and infrastructure should result in a more powerful Company positioned for sustainable growth in revenues and profits," concluded Mr. Gromek.

Financial data as of December 31, 2005 and January 1, 2005 and for the three and twelve month periods ended December 31, 2005 and January 1, 2005 can be found on Schedules 1, 1.1, 2 and 3 to this release.

Fourth Quarter Results

For the fourth quarter, net revenues declined 3.2% to $362.5 million from $374.4 million in the prior year quarter, primarily due, as previously disclosed, to swimwear sales not meeting expectations, fewer than anticipated replenishment orders in intimate apparel and sportswear and the Company's inability to meet demand for certain intimate apparel product offerings.

Gross profit was $127.0 million, or 35.0% of net revenues, compared to $125.4 million, or 33.5% of net revenues, for the fourth quarter of fiscal 2004. The previously mentioned sourcing improvements, reduced mark-downs and a favorable international sales mix drove a 150 basis point improvement in gross profit margin. In particular, the Company's Intimate Apparel Group recorded a 490 basis point improvement in gross profit margin.

Selling, general and administrative ("SG&A") expenses were $106.3 million, or 29.3% of net revenues, compared to $99.5 million, or 26.6% of net revenues, for the prior year period. The year over year increase in SG&A expenses includes (i) $3.4 million at the Swimwear Group, primarily related to marketing, new product launches and an increased investment in Ocean Pacific®, (ii) $2.6 million in marketing expense at the Intimate Apparel Group and (iii) $1.1 million in selling and administrative expenses related to the growth in the Company's operations in Asia.

Higher gross profit was more than offset by increased SG&A and pension expense, which resulted in operating income of $19.7 million compared to $32.4 million in the fourth quarter of fiscal 2004. Higher than anticipated SG&A expense and lower than anticipated revenues and gross margin associated with logistics difficulties at the Company's Dutch distribution facility (which the Company believes have since been resolved) negatively affected operating income by approximately $9.0 million. Additionally, operating income for the fourth quarter of fiscal 2005 includes $1.0 million of pension expense compared to $7.8 million of pension income for the fourth quarter of fiscal 2004.

Net income was $9.4 million, or $0.20 per diluted share, compared to $16.2 million, or $0.35 per diluted share, for the fourth quarter of fiscal 2004. The Company notes its tax rate in the quarter was 37.0% compared to 39.5% in the prior year period.

Fiscal Year Results

Net revenues grew 5.6% to $1.50 billion in fiscal 2005 from $1.42 billion in fiscal 2004. All three operating groups contributed to the revenue increase, led by the Sportswear Group, which recorded a 13.6% increase in net revenues. The Company's Chaps brand, which continued its successful launch to the mid-tier channel of distribution in 2005, was the largest gainer with revenue growth in excess of 25%.

Gross profit was $509.6 million, or 33.9% of net revenues, for fiscal 2005 versus $473.0 million, or 33.2% of net revenues, for fiscal 2004. The 70 basis point improvement in gross profit as a percentage of net revenues was primarily driven by better sell through and reductions in low margin off price sales in the Intimate Apparel Group's core brands. Additionally, the Company's Sportswear Group and international businesses contributed to the improvement in gross profit as a percent of net revenues.

SG&A expenses were $406.7 million, or 27.0% of net revenues, for fiscal 2005 compared to $378.5 million, or 26.6% of net revenues, for fiscal 2004. SG&A expense in 2005 includes an increase of approximately $12.0 million in the Swimwear Group primarily related to the launches of Michael Kors® and Calvin Klein swimwear as well as the vertical integration of a portion of the Ocean Pacific business. The increase in SG&A expense was also the result of approximately $11.0 million in expenses, primarily to support the Company's growth in Europe and Asia. Additionally, enhancements to the Company's employee benefits programs and the implementation of SAP's Apparel and Footwear Solution (an enterprise-wide software platform encompassing finance, sales and distribution and materials management) at the Company's Swimwear Group led to increases in corporate expenses.

Operating income was $101.9 million for fiscal 2005 compared to $96.1 million for fiscal 2004. Operating income as a percentage of net revenues was flat relative to fiscal 2004. Softer than anticipated revenues combined with increases in investment in the business negatively affected operating income as a percentage of net revenues. Operating income includes $1.6 million of pension expense for fiscal 2005 compared to $6.8 million of pension income for fiscal 2004.

Net income was $52.1 million, or $1.11 per diluted share, a 22.4% increase over $42.5 million, or $0.93 per diluted share, for fiscal 2004. A more favorable tax rate (36.9% for fiscal 2005 compared to 40.3% for fiscal 2004) as well as a decrease in loss from discontinued operations (net of taxes) contributed to the improvements in net income.

Foreign currency translation did not have a material effect on fourth quarter or fiscal 2005 results.

The Company noted the following balance sheet highlights as of December 31, 2005:

Cash and cash equivalents were $164.2 million, compared to $65.6 million of cash and cash equivalents at January 1, 2005. On January 31, 2006, the Company used approximately $70.8 million of cash (net of cash acquired) in connection with the closing of the acquisition of certain Calvin Klein businesses, as discussed above. At the same time, in connection with and to finance a portion of the purchase price for the acquisition, the Company borrowed $180.0 million under a new term loan facility due 2013. The Company also assumed approximately $45.0 million of debt of the newly acquired entities.

Inventories were $326.3 million, down from $335.7 million at January 1, 2005, as the result of improved inventory and working capital management.

Commenting on the results, Larry Rutkowski, Warnaco's Chief Financial Officer, stated, "We ended the year with a strengthened balance sheet, which reflects gains in net income and the success of our initiatives aimed at improving inventory turns and our collection cycle. For 2006, for our pre-acquisition businesses, we would anticipate (i) revenue growth similar to 2005, (ii) a gross margin increase of at least 100 basis points, and (iii) double-digit growth in our operating margin percentage (assuming minimal pension expense in 2006). For the combined companies, we expect (i) revenue growth in 2006 to be at least in the low 20 percent range, (ii) double digit improvements in the operating margin percentage over the prior year (assuming minimal pension expense in 2006), and (iii) the transaction to be accretive to our earnings per share."

Stockholders and other persons are invited to listen to the fourth quarter and fiscal 2005 earnings conference call scheduled for today, Monday, February 27, 2006 at 9:00 a.m. ET. To participate in Warnaco's conference call, dial (877)-692-2592, approximately five minutes prior to the 9:00 a.m. start time. The call will also be broadcast live over the internet at www.warnaco.com. An online archive will be available following the call.

This press release was furnished to the SEC (www.sec.gov) and may also be accessed through the Company's internet website: www.warnaco.com.

ABOUT WARNACO

The Warnaco Group, Inc., headquartered in New York, is a leading apparel company engaged in the business of designing, marketing and selling intimate apparel, menswear, jeanswear, swimwear, men's and women's sportswear and accessories under such owned and licensed brands as Warner's®, Olga®, Lejaby®, Body Nancy GanzTM, Speedo®, Anne Cole®, Op®, Ocean Pacific®, Cole of California® and Catalina® as well as Chaps® sportswear and denim, J. Lo by Jennifer Lopez® lingerie, Nautica® swimwear, Michael Kors® swimwear and Calvin Klein® men's and women's underwear and sportswear, men's, women's, junior women's and children's jeans and women's and juniors' swimwear.

FORWARD-LOOKING STATEMENTS

This press release, as well as certain other written, electronic and oral disclosure made by the Company from time to time, contains "forward-looking statements" within the meaning of Rule 3b-6 under the Securities Exchange Act of 1934, as amended, Rule 175 under the Securities Act of 1933, as amended, and relevant legal decisions. The forward-looking statements involve risks and uncertainties and reflect, when made, the Company's estimates, objectives, projections, forecasts, plans, strategies, beliefs, intentions, opportunities and expectations. Actual results may differ materially from anticipated results or expectations and investors are cautioned not to place undue reliance on any forward-looking statements. Statements other than statements of historical fact are forward-looking statements. These forward-looking statements may be identified by, among other things, the use of forward-looking language, such as the words "believe," "anticipate," "estimate," "expect," "intend," "may," "project," "scheduled to," "seek," "should," "will be," "will continue," "will likely result," or the negative of those terms, or other similar words and phrases or by discussions of intentions or strategies.

The following factors, among others and in addition to those described in the Company's reports filed with the SEC (including, without limitation, those described under the headings "Risk Factors" and "Statement Regarding Forward-Looking Disclosure," as such disclosure may be modified or supplemented from time to time), could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by it: economic conditions that affect the apparel industry; the Company's failure to anticipate, identify or promptly react to changing trends, styles, or brand preferences; further declines in prices in the apparel industry; declining sales resulting from increased competition in the Company's markets; increases in the prices of raw materials; events which result in difficulty in procuring or producing the Company's products on a cost-effective basis; the effect of laws and regulations, including those relating to labor, workplace and the environment; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; the Company's ability to protect its intellectual property or the costs incurred by the Company related thereto; the Company's dependence on a limited number of customers; the Company's dependence on license agreements with third parties; the Company's dependence on the reputation of its brand names, including, in particular, Calvin Klein; the Company's exposure to conditions in overseas markets in connection with the Company's foreign operations and the sourcing of products from foreign third-party vendors; the Company's foreign currency exposure; unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures; the sufficiency of cash to fund operations, including capital expenditures; the Company's dependence on its senior management team and other key personnel; the limitations on purchases under the Company's share repurchase program contained in the Company's debt instruments, the number of shares that the Company purchases under such program and the prices paid for such shares; the failure of newly acquired businesses to generate expected levels of revenues; the failure of the Company to successfully integrate such businesses with its existing businesses (and as a result, not achieving all or a substantial portion of the anticipated benefits of the acquisition); and such newly acquired business being adversely affected, including by one or more of the factors described above and thereby failing to achieve anticipated revenues and earnings growth.

The Company encourages investors to read the section entitled "Risk Factors" and the discussion of the Company's critical accounting policies under "Management's Discussion and Analysis of Financial Condition and Results of Operations — Discussion of Critical Accounting Policies" included in the Company's Annual Report on Form 10-K (which the Company expects to file with the SEC later this week), as such discussions may be modified or supplemented by subsequent reports that the Company files with the SEC. The discussion in this press release is not exhaustive but is designed to highlight important factors that may affect actual results. Forward-looking statements speak only as of the date on which they are made, and, except for the Company's ongoing obligation under the U.S. federal securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Schedule 1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	For the Fourth Quarter of Fiscal 2005	For the Fourth Quarter of Fiscal 2004
	(Unaudited)	(Unaudited)
Net revenues	$362,544	$374,417
Cost of goods sold	235,572	249,036
Gross profit	126,972	125,381
Selling, general and administrative expenses (a)	106,312	99,528
Pension expense (income) (a)	963	(7,774)
Restructuring expense	21	1,264
Operating income	19,676	32,363
Other (income) loss	288	(170)
Interest expense, net	4,377	4,653
Income from continuing operations before provision for income taxes	15,011	27,880
Provision for income taxes	5,558	11,003
Income from continuing operations	9,453	16,877
Loss from discontinued operations, net of taxes	(28)	(630)
Net income	$9,425	$16,247

Basic income per common share:
Income from continuing operations	$0.21	$0.37
Income (loss) from discontinued operations	(0.01)	(0.01)
Net income	$0.20	$0.36

Diluted income per common share:
Income from continuing operations	$0.20	$0.36
Income (loss) from discontinued operations	(0.00)	(0.01)
Net income	$0.20	$0.35

Weighted average number of shares outstanding used in computing income (loss) per common share:
Basic	46,072,545	45,618,293
Diluted	46,965,613	46,239,639

(a)	Income of $634 was reclassified from selling, general and administrative expenses to pension expense (income) in the fourth quarter of Fiscal 2004 to conform to the current period presentation.

Schedule 1.1

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(Dollars in thousands, excluding per share amounts)

	Fiscal 2005	Fiscal 2004
	(Unaudited)	(Unaudited)
Net revenues	$1,504,415	$1,424,181
Cost of goods sold	994,799	951,198
Gross profit	509,616	472,983
Selling, general and administrative expenses (a)	406,664	378,502
Pension expense (income) (a)	1,563	(6,784)
Restructuring expense (income)	(503)	5,130
Operating income	101,892	96,135
Other (income) loss	1,019	(2,197)
Interest expense, net	18,080	19,821
Income from continuing operations before provision for income taxes	82,793	78,511
Provision for income taxes	30,556	31,636
Income from continuing operations	52,237	46,875
Loss from discontinued operations, net of taxes	(185)	(4,358)
Net income	$52,052	$42,517

Basic income per common share:
Income from continuing operations	$1.14	$1.03
Loss from discontinued operations	(0.01)	(0.10)
Net income	$1.13	$0.93

Diluted income per common share:
Income from continuing operations	$1.12	$1.02
Loss from discontinued operations	(0.01)	(0.09)
Net income	$1.11	$0.93

Weighted average number of shares outstanding used in computing income per common share:
Basic	45,872,308	45,418,069
Diluted	46,804,053	46,178,535

(a)	Income of $634 was reclassified from selling, general and administrative expenses to pension expense (income) in Fiscal 2004 to conform to the current period presentation.

Schedule 2

THE WARNACO GROUP, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in thousands)

	December 31, 2005	January 1, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$164,201	$65,588
Accounts receivable	213,364	219,805
Inventories	326,274	335,651
Assets of discontinued operations	—	2,618
Other current assets	47,575	45,411
Total current assets	751,414	669,073
Property, plant and equipment, net	116,995	106,937
Intangible and other assets	353,807	377,894
TOTAL ASSETS	$1,222,216	$1,153,904

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$252,809	$233,398
Current liabilities of discontinued operations	—	1,450
Total current liabilities	252,809	234,848
Long-term debt	210,000	210,799
Other long-term liabilities	127,360	131,308
Total stockholders' equity	632,047	576,949

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,222,216	$1,153,904

Schedule 3

THE WARNACO GROUP, INC.
NET REVENUES AND OPERATING INCOME BY BUSINESS UNIT
(Dollars in thousands)
(Unaudited)

	Quarter-to-Date				Year-to-Date
	For the Fourth Quarter of Fiscal 2005	For the Fourth Quarter of Fiscal 2004	Increase / (Decrease)	% Change	Fiscal 2005	Fiscal 2004	Increase	% Change
Net revenues:
Intimate Apparel Group	$144,111	$160,543	$(16,432)	-10.2%	$595,702	$588,256	$7,446	1.3%
Sportswear Group	133,480	131,826	1,654	1.3%	517,567	455,601	61,966	13.6%
Swimwear Group	84,953	82,048	2,905	3.5%	391,146	380,324	10,822	2.8%
Net revenues	$362,544	$374,417	$(11,873)	-3.2%	$1,504,415	$1,424,181	$80,234	5.6%

	Quarter-to-Date				Year-to-Date
	For the Fourth Quarter of Fiscal 2005	% of Total Net Revenues	For the Fourth Quarter of Fiscal 2004	% of Total Net Revenues	Fiscal 2005	% of Total Net Revenues	Fiscal 2004	% of Total Net Revenues
Operating income:
Intimate Apparel Group	18,058 (a)		16,701 (b)		66,679 (a)		55,361 (b)
Sportswear Group	13,232		14,202		71,845		53,757
Swimwear Group	13,340		15,754		44,186		58,147
Group operating income	44,630	12.3%	46,657	12.4%	182,710	12.1%	167,265	11.8%
Unallocated corporate expenses	(24,373)	-6.7%	(20,170)	-5.4%	(80,161)	-5.3%	(72,150)	-5.0%
Corporate Pension (expense) income	(560)	-0.2%	7,140	1.9%	(1,160)	0.0%	6,150	0.4%
Restructuring (expense) income	(21)	0.0%	(1,264)	-0.3%	503	0.0%	(5,130)	-0.4%
Operating income	$19,676	5.4%	$32,363	8.6%	$101,892	6.8%	$96,135	6.8%

(a)	Includes pension expense of $403 related to foreign operations recorded during the fourth quarter of Fiscal 2005

(b)	Includes pension income of $634 related to foreign operations recorded during the fourth quarter of Fiscal 2004